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                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[X]   Filed by the Registrant
[ ]   Filed by a Party other than the Registrant

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[X]   Soliciting Material Pursuant to Sec. 240.14a-12



               Lincoln National Convertible Securities Fund, Inc.
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                   (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      3.       Per unit price or other underlying value of transaction
               computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4.       Proposed maximum aggregate value of transaction:

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[ ]   Fee paid previously with preliminary proxy materials.

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[ ]   Check box if any part of the fee is offset as provided by
      Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)       Amount Previously Paid:

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               LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.
                               ONE COMMERCE SQUARE
                             PHILADELPHIA, PA 19103


                   GOLDSTEIN AGAIN REFUSES TO DELIVER PROXIES;
                  ANNUAL MEETING ADJOURNED UNTIL JULY 16, 2001

                                                                    July 3, 2001

Dear Shareholder:

         YOU HAVE BEEN DISENFRANCHISED IF YOU ENTRUSTED YOUR VOTE TO MR. GOLDSTEIN AND EXPECTED IT TO BE COUNTED - YOUR VOICE HAS BEEN IGNORED.

         As you know, Phillip Goldstein has so far refused to vote any of the proxies entrusted to him by Fund shareholders. Our annual meeting was reconvened today, and Mr. Goldstein again failed to appear or submit the votes with which he has been entrusted. By refusing to submit to the independent inspector of election the votes he possesses, Mr. Goldstein has caused yet another adjournment, and further unnecessary expenses.

         As a result of Mr. Goldstein's actions and the failure to achieve a quorum, your Fund is again forced to resolicit proxies to establish a quorum. The Fund's Annual Meeting has been adjourned until Monday, July 16, 2001 at 1:00 p.m. local time. The meeting will be held at the offices of Stradley, Ronon, Stevens & Young, LLP, One Commerce Square, 2005 Market Street, 26th Floor Board Room, Philadelphia, Pennsylvania.

                         GOLDSTEIN SEEKS TO "CUT A DEAL"

         You should know that last week Mr. Goldstein wrote us a letter seeking to "cut a deal." In short, Mr. Goldstein offered to vote his proxies at today's meeting if the Fund's Board agreed to a number of self-serving conditions proposed by Mr. Goldstein. We refused to accept any such "deal" in our belief that no conditions should be imposed on the election process. We thought you would be interested in our reply which is printed in its entirety on the reverse of this letter. After considering our reply, ask yourself: Is Mr. Goldstein fit to act as a director of your Fund? You decide.

                           VOTE NOW ON THE WHITE CARD

         Help end Mr. Goldstein's "filibuster" by signing, dating, and promptly mailing your WHITE proxy card. If you previously supported Mr. Goldstein by voting a green card, we urge you, in light of Goldstein's disenfranchisement of shareholders, to revoke that vote by submitting a later dated WHITE card. Only the latest dated vote counts. Thank you.


                                                     Sincerely,

                                                     ---------------------------
                                                     David K. Downes
                                                     President
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               LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.
                               ONE COMMERCE SQUARE
                             PHILADELPHIA, PA 19103

                                                                    July 2, 2001
Mr. Phillip Goldstein
60 Heritage Drive
Pleasantville, NY 10570

Dear Mr. Goldstein:

         I believe that the only fair election is one at which shareholders exercise their unfettered discretion and vote in their own best interests, regardless of those interests. I also believe that the reason you chose not to attend the June 22 Annual Meeting was that your nominations and proposals have not resonated with the Fund's shareholders. Although the Board believes that your nominations and proposals are not in the best interests of Fund shareholders, the Board believes that those shareholders who have sent you proxy cards deserve to have their votes counted.

         The Board believes that the voting process should not be tainted or compromised by your self-serving proposal that we agree to implement a number of conditions in exchange for your agreement to cast the votes with which you have been entrusted. We will impose no conditions on the election process and, in the best interests of shareholders, accept no conditions proposed by you.

         I believe strongly in the principles of fair play and equity and ask you to recognize the same. In that spirit, I call upon you to submit the proxies that you have solicited from Fund shareholders over the past two months at our adjourned meeting on Tuesday, July 3. Then, let the chips fall where they may.

         I hope that you will attend the adjourned Annual Meeting tomorrow morning in Philadelphia. If you would like to make arrangements to attend the meeting by telephone, please contact David F. Connor, the Fund's Secretary, at
(215) 255-8864.


                                                     Very truly yours,


                                                     ---------------------------
                                                     David K. Downes
                                                     President



                             YOUR VOTE IS IMPORTANT

IF YOU PREVIOUSLY VOTED GOLDSTEIN'S GREEN CARD, MAKE SURE THAT YOUR VOTE WILL BE COUNTED - NOT DISREGARDED - BY VOTING THE WHITE CARD. YOUR VOTE CAN MAKE THE DIFFERENCE AND HELP ENSURE THAT YOUR FUND ACHIEVES A QUORUM AND CAN PROPERLY CONDUCT BUSINESS. TAKE JUST ONE MINUTE TO VOTE - PLEASE SIGN, DATE AND MAIL YOUR WHITE PROXY CARD. TIME IS SHORT, SO PLEASE ACT TODAY.

               IF YOU HAVE QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL D. F. KING & CO., INC., TOLL-FREE, AT 1-800-628-8536.